CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration
Statement of BlackRock Global Energy and Resources Trust on Form N-2 (Securities
Act Registration No. 333-119876 and Investment Company Registration No.
811-21656) of our report dated December 8, 2004, relating to the financial statements of BlackRock Global Energy and Resources Trust as of December 6, 2004
and for the period from October 20, 2004 (date of inception) to December 6, 2004 appearing in the Statement of Additional Information, which is a part of this
Registration Statement.

We also consent to the reference to us under the heading "Experts" in such
Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 21, 2004